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                                HANDY & HARMAN

                            1982 STOCK OPTION PLAN

         1. Purpose. The purpose of the 1982 Stock Option Plan (the "Plan") is to benefit Handy & Harman and its subsidiaries (the "Company") by providing for the acquisition of a greater personal and financial interest in the Company by key employees upon whom the Company is dependent for success.

         2. Participants. Options shall be granted under the Plan to key employees of the Company, including directors of the Company who are also salaried officers, who perform services of special importance to the management, operation and development of the Company.

         3. Administration of the Plan. The Plan shall be administered by a Committee (the "Committee") appointed by and responsible to the Board of Directors. The Committee shall consist of not less than three directors who shall not be eligible to participate in the Plan while members of the Committee. It shall have the power to select optionees, to establish the number of shares and the other terms applicable to each option, to construe the provisions of the Plan, and to adopt rules and regulations governing the administration of the Plan.

         The Committee shall have the authority to amend the Plan without the necessity of obtaining further approval of the stockholders, unless such approval is required by law.

         4. Effective Date and Termination of the Plan. The effective date of the Plan shall be February 1, 1982, and the Plan shall terminate on January 1, 1992, or at such earlier time as the Board of Directors may determine. Any option outstanding under the Plan at the time of its termination shall remain in effect until it shall have been exercised or shall have expired or otherwise terminated pursuant to the provisions of the Plan.

         5. Stock Subject to Options. The number of shares to be subject to options hereunder shall not exceed 500,000 shares of the Common Stock, $1.00 par value, of the Company ("Common Stock"), subject to adjustment as provided in
Section II hereof. Any shares subjected to an option under the Plan, which option expires or is terminated unexercised as to such shares, may again be subjected to an

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option under the Plan. The Committee may require the surrender of outstanding options as a condition precedent to the grant of new options under the Plan.

         6. Payment of Purchase Price. The purchase price of each share acquired pursuant to the exercise of any option shall be paid in full at the time of such purchase, and a certificate representing shares so purchased shall be delivered to the persons entitled thereto. The Committee shall have the sole discretion to determine at the time of grant of the option the form (cash, shares of Common Stock, or a combination thereof) in which payment of the purchase price may be made.

         7. Types of Options. Options granted under the Plan shall be in the form of (i) incentive stock options as defined in Section 422A of the Internal Revenue Code, and (ii) options not qualifying under such section ("nonqualified options").

         8. Terms and Conditions of Incentive Stock Options. An incentive stock option granted under the Plan shall contain such terms and conditions as are determined by the Committee, subject to the following provisions:

         (a) Such option by its terms shall not be exercisable after the expiration of ten years from the date such option is granted.

         (b) The option price shall not be less than 100 percent of the fair market value of the Common Stock at the time such option is granted.

         (c) Such option by its terms shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution and shall be exercisable, during his lifetime, only by him.

         (d) If the optionee's employment by the Company shall terminate for any reason other than death, the option shall terminate three months after the date the optionee ceases to be an employee of the Company (one year after such date if the optionee was disabled within the meaning of Section 105(d)(4) of the Internal Revenue Code on such date), or on the option's expiration date if earlier.

         (e) No option shall be granted after ten years from the effective date of the Plan, as set forth in Section 4.

         (f) No option shall be granted to any individual who, at the time of the proposed grant, owns Common Stock possessing more than ten percent of the voting


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power of all classes of stock of the Company or any of its subsidiary corporations unless (i) the option price of such option is, at the time of the grant, at least 110 percent of the fair market value of the Common Stock subject thereto and (ii) such option is by its terms not exercisable after more than five years from the date of grant.

         (g) Each new incentive stock option by its terms shall not be exercisable while there is outstanding any incentive stock option which was granted, before the granting of such new option, to a participant to purchase Common Stock of the Company or stock of any parent or subsidiary corporation. An option shall be deemed outstanding for purposes of this subsection (g) until such option or a related stock appreciation right is exercised in full or expires by reason of lapse of time.


         (h) The aggregate fair market value of Common Stock (determined as of the date each incentive stock option is granted) for which any employee may be granted incentive stock option in any calendar year under the Plan (or any other plan of the Company or a parent or subsidiary thereof) shall not exceed $100,000 (the "$100,000 Annual Limit") plus the amount of any "Unused Limit Carryover" (as hereinafter defined) available for such year. If the aggregate fair market value of Common Stock subject to incentive stock options granted to an optionee in a calendar year after 1980 is less than the $100,000 Annual Limit, one-half of the difference (the "Unused Limit Carryover") may be carried forward and taken into account in each of the three succeeding calendar years, but only to the extent that such Unused Limit Carryover has not been used in prior calendar years. The amount of incentive stock options granted during any calendar year shall be treated as first using up the $100,000 Annual Limit and then using up any available Unused Limit Carryovers in the order of the calendar years in which such Unused Limit Carryovers arose.

         9. Terms and Conditions of Nonqualified Options. A nonqualified option granted under the Plan shall be subject to the provisions of subsections (a),
(b), (c) and (e) of Section 8 hereof, and such other terms and conditions as are determined by the Committee.

         10. Stock Appreciation Rights. Stock appreciation rights may be granted by the Committee in connection with any stock option at the time of grant of such option. Stock appreciation rights shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall determine:


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                  (a) Stock appreciation rights shall be exercisable, in whole or in part, at such time or times and to the extent that the option to which they relate shall be exercisable, and shall expire simultaneously with the option to which they relate.

                  (b) Upon exercise of a stock appreciation right, the related option or portion thereof shall be surrendered to the Company in exchange for payment by the Company of shares of Common Stock (at the fair market value thereof) or cash or a combination thereof in an amount equal to the excess of the aggregate fair market value of the shares subject to the option or portion thereof being surrendered over the aggregate option price thereof; provided, however, that fractional shares shall not be issued. Any option, to the extent surrendered, shall thereupon cease to be exercisable.

                  (c) The Committee shall have the sole discretion to determine the form in which payment (i.e., cash, shares of Common Stock, or any combination thereof) will be made.

                  (d) Stock appreciation rights shall be transferable only when the options to which they relate are transferable, and under the same conditions.


                  (e) A stock appreciation right may be exercised only when the market price of Common Stock exceeds the option price of the option to which the stock appreciation right relates.

         11. Adjustment in Event of Recapitalization of the Company. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Board of Directors shall make an appropriate adjustment in the number and the kind of shares that may be subjected to options under the Plan and the number and kind of shares covered by options granted, and in the option price.


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